Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is amended and restated as of August 21, 2007, by and between Corinthian Colleges, Inc., a Delaware corporation (the “Company”), and Jack D. Massimino (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Employee and to set forth the terms and conditions of Employee’s employment with the Company.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	TERM. The Company agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, commencing on the date of the amendment and restatement of this Agreement (the “Effective Date”) and continuing for a period of two (2) years hereafter (the “Term”), subject to earlier termination under Section 5 or extension of such term as described in the following sentences. Unless either party has given advanced written notice to the other party that the Term shall not be extended (or further extended, as the case may be), then (1) upon the first anniversary of the Effective Date the Term shall automatically be extended by an additional year (such that the Term shall be scheduled to terminate on the third anniversary of the Effective Date), and (2) upon the second and each successive anniversary of the Effective Date the Term shall automatically be extended by an additional year; provided, however, that in no event shall the Term exceed a period of five (5) years. Notwithstanding the foregoing, in the event of a Change in Control, as defined below, during the term of this Agreement, the Term of this Agreement shall in no event be less than two years and one day following the Change in Control. Provision of notice that this Agreement shall not be extended or further extended, as the case may be, shall not constitute breach of this Agreement or entitle the Employee to any benefits described in Section 5.

2.	SERVICES AND EXCLUSIVITY OF SERVICES. During the Term of this Agreement, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the “Board”).

Employee shall not, directly or indirectly, during the term of this Agreement render services to any other person or firm for compensation or engage in any activity competitive with or adverse to the Company’s business. Employee may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, provided in each case that such service is approved by the Board. Notwithstanding the foregoing, Employee may make and manage personal business investments of Employee’s choice and serve in any capacity with any civic, educational or charitable organization (other than as a director of such organization, approval for which may be sought under the immediately preceding sentence of this Section 2) without seeking the approval of the Board, provided that such activities and services do not interfere or conflict with the performance of the duties hereunder or create any conflict of interest with such duties.

3.	DUTIES AND RESPONSIBILITIES. Employee shall serve as Chief Executive Officer of the Company for the Term of this Agreement. In the performance of Employee’s duties, Employee shall report directly to the Board of the Company and shall be subject to the direction of the Board and to such limits on Employee’s authority as the Board may from time to time impose. During the term of this Agreement, Employee shall be based at the Company’s principal executive offices in Orange County, California. Employee agrees to observe and comply with the rules and regulations of the Company and agrees to carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Employee shall be usual and customary duties of the office(s) or position(s) to which Employee may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Employee shall have such corporate power and authority as shall reasonably be required to enable Employee to perform the duties required in any office that may be held.

4.	COMPENSATION.

(a) Base Compensation. During the term of this Agreement, the Company agrees to pay Employee a base salary at the annual rate of not less than $800,000, payable in accordance with the Company’s practices in effect from time to time (the “Base Salary”).

(b) Additional Benefits. Employee shall also be entitled to all rights and benefits for which Employee is otherwise eligible under any bonus plan, Target Bonus (defined below) arrangement, incentive agreement (including stock options and/or other awards granted pursuant to the Company’s 2003 Performance Award Plan and any successor plans), participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan (including, except as otherwise prohibited therein, the Company’s Employee Stock Purchase Plan) or policy or other plan or benefit that the Company may provide for Employee or (provided Employee is eligible to participate therein) for Peer Employees (defined as all employees who have the title of Executive Vice President of the Company or above, other than the founders of the Company) or for employees of the Company generally, as from time to time in effect, during the term of this Agreement (collectively, all of the above shall be referred to as the “Additional Benefits”). In addition to the Base Salary, Employee shall be eligible to earn, for each fiscal year of Company, a target annual incentive bonus equal to 115% of his Base Salary (“Target Bonus”), which bonus shall be based on achieving targeted performance goals as determined by Compensation Committee.

(c) Periodic Review. The Compensation Committee of the Board shall review Employee’s Base Salary and Additional Benefits then being paid to Employee not less frequently than every twelve months. Following such review, the Company may in its discretion increase (but shall not be required to increase) the Base Salary or any other benefits, but may not decrease the Base Salary and Target Bonus during the time Employee serves as Chief Executive Officer; provided, however, that if the Company undertakes any generalized salary reductions of Peer Employees, the Company may reduce Employee’s Base Salary and Target Bonus by a percentage equal to the percentage base salary and target bonus reductions effected for all other Peer Employees of the Company.

(d) Perquisites. Employee shall be entitled to not less than three weeks paid vacation each twelve-month period (or such larger amount of paid vacation as is generally granted to employees of the Company based on time of service with the Company), which shall accrue on a pro rata basis from the Effective Date of this Agreement. Vacation time will continue to accrue so long as Employee’s total accrued vacation does not exceed two times (2x) the then-current rate of annual vacation accrual of the Employee (the “Vacation Accrual Cap”). Should Employee’s accrued vacation time reach the Vacation Accrual Cap, Employee will cease to accrue additional vacation until Employee’s accrued vacation time falls below the Vacation Accrual Cap. Except with respect to the rate of vacation accrual set forth above, all vacation time shall be subject to the plans, policies, programs and practices as in effect generally with respect to other Peer Employees of the Company.

5.	TERMINATION. This Agreement and all obligations hereunder (except the obligations contained in Sections 8, 9, 10 and 11 (Confidential Information, Non-Competition, Non Solicitation of Employees and Indemnity) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

(a) Voluntary Termination. Subject to Section 5(e) below, the voluntary termination by Employee or retirement from the Company in accordance with the normal retirement policies of the Company.

(b) Death or Disability of Employee. Employee’s employment shall be terminated upon the death or Disability (as defined below) of Employee. In such instance, except as set forth below, all obligations hereunder to Employee (or Employee’s heirs or legal representatives) shall cease, other than for payment of the sum of (A) Employee’s Base Salary through the date of termination to the extent not theretofore paid, (B) pro rata portion of the Target Bonus calculated as of the date of termination and any other amount earned through the date of termination pursuant to another cash compensation agreement, and (C) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law. Notwithstanding the foregoing, if Employee is determined by the Company to be a specified employee (as defined in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to related Treasury Regulations or other guidance promulgated thereunder) and if required under Section 409A of the Code, the Accrued Obligations shall be paid on the first day of the seventh month following the termination of employment. For the purposes of this Agreement, Disability shall mean that Employee is either (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Agreement, Employee shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. Employee shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section. The termination of this Agreement due to the death or Disability of Employee shall have no effect on the rights and obligations of Employee (or his personal representative or beneficiary, as the case may be) with respect to stock options or other rights granted under the Company’s 2003 Performance Award Plan, as amended, or the Company’s Employee Stock Purchase Plan, or any successor plans all of which rights and obligations shall be governed solely and exclusively by the applicable terms and conditions of such plans and the agreements issued thereunder.

(c) Cause. The Company may terminate Employee’s employment and all of Employee’s rights to receive Base Salary and any Additional Benefits hereunder for Cause. For purposes of this Agreement, the term “Cause” shall be defined as any of the following; provided, however, that the Company must determine the presence of such Cause in good faith:

(i) Willful misconduct by Employee which materially and demonstrably injures the Company, including (1) Employee’s material breach of any material duties and responsibilities under this Agreement (other than as a result of incapacity due to Employee’s Disability), (2) Employee’s commission of a material act of fraud upon the Company or (3) Employee’s immoderate use of alcoholic beverages or narcotics or other substance abuse;

(ii) Employee willfully engaging in conduct specifically prohibited by the Company’s written policies, including, without limitation, unlawful harassment of any other Company employee.

(iii) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for a felony or any crime which materially adversely affects the Company and/or its reputation in the community and which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved.

For purposes of this Section 5, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief by Employee that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be terminated for Cause pursuant to clauses (i), (ii) and (iii) of this Section 5(c) unless and until Employee has received notice of a proposed termination for Cause and Employee has had an opportunity to be heard before at least a majority of members of the Board.

(d) Without Cause. Notwithstanding any other provision of this Section 5, the Company shall have the right to terminate Employee’s employment with the Company without Cause at any time, but in the event of such termination without Cause and subject to the satisfaction of the condition in Section 5.7(f), Employee shall be entitled to receive a lump sum payment equal to the following: (A) one times (1x) the value of Employee’s Base Salary in effect as of the date of such termination, plus (B) one times (1x) Employee’s Target Bonus in effect as of the date of such termination (hereinafter such aggregate amount shall be referred to as the “Lump Sum Payment”). Such Lump Sum Payment to Employee shall be paid to Employee within 60 days of the date of such termination. Notwithstanding the foregoing, if Employee is determined by the Company to be a specified employee (as defined in Section 409A(a)(2)(B) of the Code and determined pursuant to related Treasury Regulations or other guidance promulgated thereunder) and if required under Section 409A of the Code, the Lump Sum Payment shall be paid on the first day of the seventh month following the termination of employment.

(e) Good Reason. Employee may terminate his employment with the Company for Good Reason within two years following the initial existence of Good Reason. In the event that Employee fails to terminate his employment within such period but Employee’s employment under this Agreement in fact terminates at the initiation of Employee, such termination shall be deemed a termination by Employee without Good Reason. Regardless of whether a resignation occurs prior to, coincident with or after a “Change in Control,” “Good Reason” shall mean any one or more of the following:

(i) An involuntary material diminution in Employee’s Base Salary.

(ii) An involuntary material diminution in Employee’s authority, duties, or responsibilities. An involuntary material diminution in Employee’s authority, duties, or responsibilities shall not have occurred if Employee agrees to cease being the Chief Executive Officer of the Company and agrees to remain on the Board.

(iii) An involuntary material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board.

(iv) An involuntary material diminution in the budget over which Employee retains authority.

(v) A 100 mile or greater change in the geographic location at which Employee must perform his services following a Change in Control, as defined below. Any change in the geographic location at which Employee must perform his services prior to a Change in Control shall not be Good Reason.

(vi) Any other action or inaction that constitutes a material breach of the Agreement.

Employee must give the Company written notice which shall identify with reasonable specificity the grounds for Good Reason within 90 days of the initial existence of Good Reason, upon the notice of which the Company shall have 30 days to cure the alleged grounds for Good Reason contained in the notice. In the event Employee fails to notify the Company of the existence of Good Reason within such 90 day period but Employee’s employment under this Agreement in fact terminates at the initiation of Employee, such termination shall be deemed a termination by Employee without Good Reason. If Employee terminates his employment with the Company for Good Reason, then subject to the satisfaction of the condition in Section 5.7(f), Employee shall be entitled to receive a Lump Sum Payment equal to that which would be paid to Employee under Section 5(d) hereof within 60 days following the termination of employment. Notwithstanding the foregoing, if Employee is determined by the Company to be a specified employee (as defined in Section 409A(a)(2)(B) of the Code and determined pursuant to related Treasury Regulations or other guidance promulgated thereunder) and if required under Section 409A of the Code, the Lump Sum Payment shall be paid on the first day of the seventh month following the termination of employment.

(f) As a condition to earning and receiving any payment by Employee under Section 5(d), 5(e) or 7(a), Employee must sign a release of claims arising from Employee’s employment, and the termination thereof, in a form provided by the Company within seven days following the date on which the Company delivers to the Employee such release or such other time, as determined by the Company, and such release not having been revoked by Employee pursuant to any revocation rights afforded by applicable law. If Employee does not execute the general release within such period or revokes such release, Employee will not be entitled to any payment under Section 5(d), 5(e) or 7(a).

(g) Employee agrees that the payments and benefits contemplated by this Section 5 shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants and agrees not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

6.	BUSINESS EXPENSES. During the Term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the reasonable policies, practices and procedures established from time to time by the Company generally with respect to other Peer Employees and incurred in the pursuit and furtherance of the Company’s business and good will.

7.	CHANGE IN CONTROL.

(a) If, (A) “In Anticipation Of,” as defined below, or within 24 months after a “Change in Control” of the Company (or any successor), as defined below, the Company involuntarily terminates Employee’s employment without Cause, or (B) within 24 months after a Change in Control, Employee terminates his employment for Good Reason, then subject to the satisfaction of the condition in Section 5.7(f), Employee shall receive a lump sum payment equal to two times (2x) the amount that would be required to be paid to Employee as a Lump Sum Payment under Section 5(d) upon Employee’s termination other than for Cause (hereinafter the “Change in Control Payment”) within 60 days following the termination of employment. Notwithstanding the foregoing, if Employee is determined by the Company to be a specified employee (as defined in Section 409A(a)(2)(B) of the Code and determined pursuant to related Treasury Regulations or other guidance promulgated thereunder) and if required under Section 409A of the Code, the Change in Control Payment shall be paid on the first day of the seventh month following the termination of employment.

(b) In the event that any economic benefit, payment or distribution by the Company to or for the benefit of Employee, whether paid, payable, distributed or distributable, pursuant to this Section 7 or otherwise In Anticipation Of or following a Change in Control, including, if applicable, the vesting of Employee’s stock options (hereinafter, the “Total Payments”), would result in all or a portion of such Total Payments being subject to excise tax under Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding the foregoing, if it shall be determined that Employee is entitled to the Gross-Up Payment, but that the Parachute Value of the Total Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to Employee and Employee’s Total Payments (including the Change in Control Payment) shall be either (A) the full payment or (B) such lesser amount that would result in no portion of the Total Payment being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of Total Payments notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code.

(c) All determinations required to be made under this Section 7 shall be made by the Company’s regular outside independent public accounting firm immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Employee (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Employee. Notice must be given to the Accounting Firm within twenty (20) business days after an event entitling Employee to a Change in Control Payment under this Agreement. Any determination by the Accounting Firm shall be binding upon the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d) Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Employee within 5 days of the receipt of the Accounting Firm’s determination, but by no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes. If, at a later date, the Internal Revenue Service assesses a deficiency against Employee on the basis that the Excise Tax with respect to any amount paid to Employee is greater than that which was determined at the time such amounts were paid, the Company shall pay to Employee an additional Gross-up Payment with respect to such Excise Tax by the end of Employee’s taxable year next following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority. Upon notice by Employee of any audit or other proceeding that may result in a liability to the Company under this Section, Employee shall promptly notify the Company of such audit or other proceeding and the Company may, at its option, but solely with respect to the item or items that relate to such potential liability, choose to assume the defense of such audit or other proceeding at its own cost, provided that (i) Employee shall cooperate with the Company in such defense and (ii) the Company will not settle such audit or other proceeding without the consent of Employee (such consent not to be unreasonably withheld). Unless Employee shall have given prior written notice to the Company to effectuate a reduction in the Total Payments in a manner other than as set forth below, if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the Change in Control Payment, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any other remaining Total Payments.

(e) Definitions. The following terms shall have the following meanings for purposes of this Section 7.

(i) “In Anticipation Of”: For purposes of this Section 7, the involuntary termination by the Company of Employee’s employment shall be deemed to have been “In Anticipation Of” a Change in Control if such termination (A) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with a Change in Control.

(ii) “Change in Control”: For purposes of this Section 7, a “Change in Control” means, and shall be deemed to have taken place, if (1) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least three-fourths (3/4) of the Board members then still in office who were Board members at the beginning of such period; (3) any reorganization, consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s securities would be converted into cash, securities or other property (other than a merger of the Company in which the holders of the Company’s voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities of the corporation or other entity resulting from or surviving such merger, calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such merger, immediately after such merger); or (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(iii) “Parachute Value” of a payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such payment.

(iv) The “Safe Harbor Amount” means 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.

TRADE SECRETS/CONFIDENTIAL INFORMATION. Employee recognizes that the Employee shall be employed in a sensitive position that involves a relationship of trust and confidence. During the course of the Employee’s employment or hiring, the Employee may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential and sensitive information relating to the business of the Company. In this regard, the Employee understands and hereby agrees that the term “trade secrets” shall include, but not be limited to, customer lists, potential customer lists, all information stored in the company database such as notes, proposals, historical sales, pricing strategies, price quotes to customers or potential customers, customer contracts, all devices, methods, techniques, compilations, processes, job specifications, product specifications, work and product samples, future plans, costs, financial information and data, training materials and information, customer files, pricing structure, pricing lists, job lists, job order information, software data, computer disks, vendor suppliers’ lists and contact persons, market analysis, marketing plans, cost and pricing information, labor rates and piece-work prices, the names, contact information, buying habits or practices of any of the Company’s customers and potential customers, know-how, vendors, suppliers, or employees, written business records, business files, computer data, business operating forms, documents, specifications, plans, and compilations of information concerning the business, customers, or employees of the Company. If it is at any time determined that any of the information or materials identified above are, in whole or in part, not entitled to protection as trade secrets, the Employee agrees that they shall nevertheless be considered and treated as confidential information that is protected under this Agreement, in the same manner as trade secrets, to the maximum extent permitted by law.

9.	AGREEMENT NOT TO DISCLOSE. Employee shall not, at any time during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for the Employee’s own purposes or the purposes of others, either directly or indirectly, any trade secret or any confidential information, knowledge, data or know-how of the Company. The Employee understands and acknowledges that these restrictions shall also apply to trade secrets, confidential information, knowledge, data or know-how conceived, originated, discovered or developed by the Employee within the scope of the Employee’s employment or hiring.

10.	PROPERTY OF COMPANY. All trade secrets and confidential information, whether prepared by the Employee or otherwise coming into the Employee’s possession or control, shall remain the exclusive property of the Company. Upon the termination of the Employee’s employment or whenever required by the Company, the Employee shall immediately deliver to the Company all property and materials in the Employee’s possession or under the Employee’s control belonging to the Company, including, but not limited to, all trade secrets and confidential information of the Company and any documents or materials that describe or refer to such trade secrets and/or confidential information.

11.

UNFAIR COMPETITION. Employee acknowledges that the information listed in Section 8 above, as well as other information regarding the Company’s customers and business, is confidential and constitutes trade secret, commercially sensitive, and proprietary information. While employed by the Company, and following separation of employment from the Company, Employee will not, directly or indirectly, use this or any other trade secret information to solicit any of the Company’s customers or use the Company’s trade secret information to negotiate with any of the Company’s customers, or to disrupt, damage, impair, or interfere with the Company’s business. Subject to the limitations noted herein, the Employee is not, however, restricted from being employed by or engaged in any type of business following the termination of the Employee’s employment relationship with the Company.

12.	SOLICITATION OF EMPLOYEES. Employee agrees that while employed by the Company, and as a result of the Employee’s position with the Company, the Employee will acquire specialized knowledge regarding the Company’s employees. Therefore, Employee agrees that for a period of one (1) year after Employee’s separation of employment from the Company, Employee will not, directly or indirectly, solicit any person who is engaged as a regular, temporary, introductory, full-time or part-time employee, agent, or independent contractor by the Company to terminate his or her employment or engagement with the Company for any reason. Employee agrees to an additional one (1) year nonsolicitation period if the Employee’s separation of employment from the Company occurs following a Change in Control.

13.	INDEMNITY. In addition to any other separate agreement with the Company concerning indemnification, to the fullest extent permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Employee and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Employee (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility. To the same extent, the Company will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Employee by reason of Employee’s service as an officer or agent of the Company.

14.	REMEDIES. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 12 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

15.	SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

16.	SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee’s obligations and representations under this Agreement will survive the termination of Employee’s employment, regardless of the manner of such termination.

17.	NOTICES. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal executive office at:

Corinthian Colleges, Inc.

6 Hutton Centre Drive, Suite 400

Santa Ana, California 92627

Phone: (714) 427-3000; Facsimile: (714) 427-3013

Attention: General Counsel

or at such other address as the Company may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate (or, if not so designated, at the last address for such Employee on the employment records of the Company). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 15 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

18.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Employee’s employment by the Company.

19.	AMENDMENTS. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

20.	WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

21.	GOVERNING LAW. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of California, County of Orange.

22.	WAIVER OF JURY TRIAL. THE COMPANY AND EMPLOYEE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THEM OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR SUCH RELATIONSHIP. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court or that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, wrongful termination claims, claims for discharge in violation of public policy, claims of discrimination and all other common law and statutory claims, to the maximum extent permitted by law. The Company and Employee each acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. THE COMPANY AND EMPLOYEE FURTHER WARRANT AND REPRESENT THAT EACH HAS HAD AN OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING SUCH OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT MODIFICATIONS TO OR EXTENSIONS OF THIS AGREEMENT. In the event of arbitration or litigation, this Agreement may be filed as a written consent to arbitration or to a trial by the court.

23.	ARBITRATION. As a material inducement to enter into this Agreement, Employee and the Company each hereby agree that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), or Employee’s employment or termination, that Employee may have against the Company or it officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Employee, shall be resolved solely through binding arbitration. EMPLOYEE AND THE COMPANY EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT TO ARBITRATE MEANS THAT EMPLOYEE AND THE COMPANY ARE RELINQUISHING HIS/HER/ITS RIGHTS TO EITHER A JURY TRIAL OR COURT TRIAL FOR THE RESOLUTION OF ANY CLAIMS THAT EMPLOYEE AND THE COMPANY MAY HAVE AGAINST THE OTHER.

The Terms “Claims” or “Controversies” arising out of this Agreement or Employee’s employment or termination means and includes all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to this Agreement or Employee’s employment or termination, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate. All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Employee and the Company. If Employee and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of the American Arbitration Association (“AAA”). Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current AAA procedural rules, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties, (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court and (3) the California Rules of Evidence shall apply to the arbitration hearing.

In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees. This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Employee and the Company and judgment upon the award rendered by the arbitrator hereunder may be entered in any court having jurisdiction thereof.

24.	WITHHOLDING. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

25.	COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

26.	HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORINTHIAN COLLEGES, INC.

By:
Name:	Stan A. Mortensen
Its:	Sr. Vice President and General Counsel

EMPLOYEE

Jack D. Massimino